FOR IMMEDIATE RELEASE

NEWS RELEASE

Nord Resources Corporation
1 W. Wetmore Road, Suite 203
Tucson, Arizona 85705
Tel: (520) 292-0266 Fax: (520) 292-0268

     Nord Resources Corporation Announces
Further Stockholder Update of Merger Status

Thursday, February 15, 2007

SOURCE: Nord Resources Corporation

TUCSON, Arizona., February 15, 2007 - Mr. Ronald Hirsch, Chairman of the board of Directors of Nord Resources Corporation ("Nord") (Other OTC: NRDS.PK - News) announced today that the closing of the proposed acquisition of Nord by Platinum Diversified Mining, Inc. (“Platinum”) in the all-cash merger transaction (the “Merger”) still continues to be delayed and that Nord has been advised by Platinum that the decision of the credit committee of Platinum’s proposed lender remains outstanding. Also remaining outstanding are the payments required to be made by Platinum in connection with Nord’s Coyote Springs Project. These payments –totaling approximately $138,000 -- were required to be made by Platinum pursuant to the Merger Agreement and remain unpaid.

The Merger Agreement provides that it may be terminated by a non-defaulting party if the Merger is not consummated today. Nord's position is that the Merger should have closed on December 22, 2006 and that Platinum continues to be in material breach of the Merger Agreement. Therefore it is Nord’s position that Platinum may not exercise the right provided in the Merger Agreement to terminate such agreement today. Platinum disagrees with Nord’s position.

Nord is reserving all of its rights under the Merger Agreement, including the right to terminate the Merger Agreement, its right to a $2 million termination fee and the right to seek specific performance or damages for breach of the Merger Agreement.

Nord anticipates that it will hear from Platinum shortly as to the decision of the credit committee of Platinum's proposed lender and whether Platinum intends to close the Merger on the terms provided in the Merger Agreement.

Commenting on the status of the Merger Agreement, Mr. Hirsch said: "We will continue to keep shareholders apprised as events unfold under the Merger Agreement and will take all required steps to protect shareholder interests."

For information contact:

Ronald A. Hirsch, Chairman, (949) 715-6745.

Website: www.nordresources.com

Forward-Looking Statement Disclaimer
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks associated with the fact that the consummation of the merger transaction is subject to numerous closing conditions, including, among others, (i) the absence of a material adverse effect in Nord’s business or operations, as described in the merger agreement; (ii) the risk that the transaction may not be consummated even if the conditions to closing are not satisfied or waived; (iii) the risk that Platinum has certain termination rights in the definitive merger agreement including as a result of a material adverse effect in Nord’s business or operations; (iv) other risks set forth in Nord’s most recent Form 10-KSB, Form 10-QSB and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Nord assumes no obligation to update the forward-looking statements.